Exhibit 99.1

For Further Information:
At Medallion Financial Corp.	At Zlokower Company
437 Madison Avenue, New York, NY 10022	Public Relations
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100 or 1-877-Medallion	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION ANNOUNCES SECOND QUARTER RESULTS

Net Increase in Net Assets Increases to $0.23 per share, highest in nearly 2 years

Delinquencies Continue to decrease to an all time low

Dividend Raised to $0.17, highest in over 5 years

NEW YORK, N.Y. – August 8, 2006 - Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxi industry and targeted niche markets, announced net increase in net assets resulting from operations of $4,076,000, or $0.23 per diluted share in the 2006 second quarter, up from $447,343 or $0.03 per diluted share in the 2005 second quarter, an increase of $3,628,657. Net increase in net assets resulting from operations increased to $5,862,238, or $0.33 per diluted share for the 2006 six months, up from $2,683,320, or $0.15 per diluted share for the 2005 six months, an increase of $3,179,000.

Medallion loans grew to $468,026,518, from $423,798,555 a year ago, an increase of $44,794,012 or 11%. Commercial loans were at $146,642,378, down from $155,765,264, a decrease of $9,122,886 or 6%. Excluding the sale of a divested business, Business Lenders, commercial loans increased $10,226,000 or 7%. Consumer loans grew to $103,938,426, from $76,628,773, an increase of $27,309,653 or 36%. The total yield in the quarter across the entire portfolio increased to 8.99% from 8.25% a year ago.

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Medallion Announces Earnings, Page 2

Net investment income after taxes was $2,431,000 in the 2006 second quarter, a decrease from the prior period primarily due to higher loan payoffs, as well as lower amounts of interest recoveries. However, results of the June New York city taxi medallion auction, for which we expect to generate additional fundings from new and existing customers, will be reflected in upcoming quarterly results, as those transactions begin to close. New York City medallion prices increased at the recent auction going for as much as $540,000 per taxi medallion. Net investment income was also impacted by stronger earnings at Medallion Bank, which resulted in a higher tax provision. Medallion Bank continues to be the Company’s fastest growing and lowest cost funding source. As the Company’s only significant taxpaying entity, Medallion Bank’s retained earnings resulted in increased shareholders’ equity by over $1,700,000 in the quarter.

Andrew Murstein, President of Medallion, stated, “We are pleased with our second quarter results, as the bottom line number is the highest it has been in several years. Medallion Bank is performing better than anticipated. It has contributed significantly to our earnings since opening for business less than 3 years ago. The consumer portfolio is yielding over 18%, and their 90-days past due delinquencies continued to decrease and remain below 1%.”

Larry Hall, Medallion’s Chief Financial Officer, stated, “Credit quality remains outstanding. Over 90 day delinquencies have dropped to just 1.9%. This is the lowest level they have been since our IPO over 10 years ago.”

Medallion also announced that its Board of Directors has declared and will pay a cash dividend of $0.17 per share for the quarter. The dividend will be payable on August 30, 2006 to shareholders of record on August 18, 2006. The dividend is the highest amount the company has paid in over 5 years. The Company has now declared $0.33 per share of dividends over the first six months of 2006, up from $0.25 for the first six months of 2005, an increase of 32%.

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Medallion Announces Earnings, Page 3

About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans financing small businesses and other targeted industries and niches. The Company and its subsidiaries have lent over $2.5 billion to the taxicab industry and small business.

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Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2005 Annual Report on Form 10-K.

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Medallion Financial Corp.

Consolidated Income Statements

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Total investment income	$16,497,773	$14,137,562	$32,944,967	$27,103,822
Total interest expense	8,544,379	5,870,877	15,973,107	11,092,212

Net interest income	7,953,394	8,266,685	16,971,860	16,011,610

Gain on sales of loans	—	375,431	—	614,950
Other income	883,757	1,142,481	1,283,674	1,815,719

Total noninterest income	883,757	1,517,912	1,283,674	2,430,669

Salaries and benefits	2,885,872	2,786,788	5,325,105	5,750,804
Professional fees	552,201	482,121	1,162,984	987,378
Other operating expenses	1,663,441	2,077,902	3,263,928	3,949,624

Total operating expenses	5,101,514	5,346,811	9,752,017	10,687,806

Net investment income before income taxes	3,735,637	4,437,786	8,503,517	7,754,473
Income tax provision	1,304,979	684,371	2,306,550	1,241,032

Net investment income after taxes	2,430,658	3,753,415	6,196,967	6,513,441

Net realized gains (losses) on investments	2,286,887	(682,815)	45,464	1,365,072
Net change in unrealized appreciation (depreciation) on investments	(641,479)	(2,623,257)	(380,193)	(5,195,493)

Net realized/unrealized loss on investments	1,645,408	(3,306,072)	(334,729)	(3,830,421)

Net increase in net assets resulting from operations	$4,076,066	$447,343	$5,862,238	$2,683,020

Weighted average common shares outstanding
Basic	17,283,907	16,969,568	17,248,007	17,063,025
Diluted	17,799,377	17,413,963	17,760,920	17,507,421

Net investment income after income taxes per share
Basic	$0.14	$0.22	$0.36	$0.38
Diluted	0.14	0.22	0.35	0.37

Net increase in net assets resulting from operations per share
Basic	$0.24	$0.03	$0.34	$0.16
Diluted	0.23	0.03	0.33	0.15

Dividends declared per share	$0.17	$0.13	$0.33	$0.25

Medallion Financial Corp.

Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
ASSETS
Medallion loans	$468,026,518	$449,672,510
Commercial loans	146,642,378	145,796,651
Consumer loans	103,938,426	85,678,412
Equity investments	23,576,495	24,012,508
Investment securities	19,553,841	18,092,838

Net investments	761,737,658	723,252,919

Cash	38,931,640	43,035,506
Accrued interest receivable	3,410,694	3,580,460
Fixed assets, net	718,603	614,858
Goodwill, net	5,007,583	5,007,583
Other assets	16,092,120	17,481,876

Total assets	$825,898,298	$792,973,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,926,554	$4,837,461
Accrued interest payable	2,334,458	1,759,737
Floating rate borrowings	343,242,211	323,664,951
Fixed rate borrowings	308,652,473	296,357,214

Total liabilities	658,155,696	626,619,363

Total shareholders’ equity	167,742,602	166,353,839

Total liabilities and shareholders’ equity	$825,898,298	$792,973,202

Number of common shares outstanding	17,312,915	17,173,297
Net asset value per share	$9.69	$9.69

Total managed loans	$726,803,702	$690,280,561
Total managed assets	834,094,678	802,106,190